Exhibit 99.1

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended July 31,				For the Seven Months Ended July 31,
	2005	As a % of Total	2004	As a % of Total	2005	As a % of Total	2004	As a % of Total
Non-conforming production volume
Non-conforming
Wholesale	$666,203	76%	$498,920	68%	$3,966,115	77%	$2,965,918	66%
Correspondent/Bulk	61,596	7%	48,274	7%	374,174	7%	293,480	7%
Retail *	154,470	17%	186,095	25%	847,463	16%	1,235,811	27%

Total non-conforming production volume	$882,269	100%	$733,289	100%	$5,187,752	100%	$4,495,209	100%

# of funding days in the month	20		21		146		146

Average originations per funding day	$44,113		$34,919		$35,533		$30,789

Retail production volume *
Non-conforming
Sold to non-affiliates	$46,525	18%	$199,480	34%	$482,941	27%	$1,283,419	30%
Retained by NMI	154,470	62%	186,095	31%	847,463	47%	1,235,811	28%

Total non-conforming	200,995	80%	385,575	65%	1,330,404	74%	2,519,230	58%

Conforming/Government	49,750	20%	210,275	35%	457,578	26%	1,851,390	42%

Total retail production volume	$250,745	100%	$595,850	100%	$1,787,982	100%	$4,370,620	100%

*	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Month Ended 7/31/2005				For the Month Ended 6/30/2005				For the Month Ended 5/31/2005
	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	6.89%	83.0%	700	33%	7.07%	83.9%	703	34%	7.16%	83.6%	702	34%
620 to 659	7.22%	83.3%	640	26%	7.35%	83.4%	639	25%	7.35%	82.0%	639	24%
580 to 619	7.54%	81.7%	600	20%	7.65%	82.4%	600	19%	7.66%	81.8%	600	18%
540 to 579	8.04%	80.7%	559	14%	8.19%	81.0%	560	15%	8.28%	80.8%	558	17%
539 and below	8.71%	78.3%	528	7%	8.81%	77.8%	528	7%	9.01%	79.3%	529	7%

	7.40%	82.1%	632	100%	7.54%	82.6%	634	100%	7.62%	82.1%	632	100%

Summary by Program Type
2-Year Fixed	7.67%	83.1%	610	54%	7.77%	83.2%	612	57%	7.82%	83.1%	612	57%
2-Year Fixed Interest-only	6.75%	81.6%	663	21%	6.88%	81.9%	673	21%	6.95%	81.6%	670	19%
3-Year Fixed	7.00%	76.2%	613	2%	7.19%	80.3%	624	1%	7.65%	80.4%	621	2%
3-Year Fixed Interest-only	6.50%	79.6%	673	1%	6.57%	82.1%	673	1%	6.16%	78.5%	658	1%
5-Year Fixed	6.72%	75.7%	649	1%	6.98%	80.9%	675	0%	6.64%	78.8%	670	0%
5-Year Fixed Interest-only	6.53%	78.1%	678	1%	6.87%	80.4%	682	0%	6.75%	78.9%	666	0%
15-Year Fixed	7.59%	75.5%	656	2%	8.09%	78.9%	646	2%	7.94%	76.6%	648	2%
30-Year Fixed	7.03%	76.3%	641	12%	7.17%	77.1%	642	12%	7.25%	75.5%	641	14%
30-Year Fixed Interest-only	6.49%	78.4%	671	0%	6.89%	79.2%	679	1%	6.88%	79.6%	671	0%
Other Products	9.97%	95.5%	671	5%	10.24%	97.3%	677	4%	10.01%	96.3%	672	4%
MTA	1.81%	75.4%	716	1%	2.27%	81.4%	693	1%	2.28%	81.6%	711	1%

	7.40%	82.1%	632	100%	7.54%	82.6%	634	100%	7.62%	82.1%	632	100%

Weighted Average Coupon Excluding MTA	7.47%				7.59%				7.65%